Exhibit 99.1

OCEAN POWER TECHNOLOGIES ANNOUNCES ADOPTION OF NEW EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN AND GRANT OF INDUCEMENT AWARD

MONROE TOWNSHIP, NJ, January 19, 2018 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced that the Company’s Board of Directors adopted the Ocean Power Technologies, Inc. Employment Inducement Incentive Award Plan (the “Plan”) and, subject to the adjustment provisions of the Plan, reserved 500,000 shares of Company common stock for issuance pursuant to equity awards granted under the Plan. The Plan was adopted without stockholder approval pursuant to Rule 5653(c)(4) and Rule 5653(c)(3) of the Nasdaq Listing Rules.

In addition, on the same date, the Compensation Committee of the Company’s Board of Directors granted an inducement award to Christopher Phebus, the Company’s newly hired Vice President of Engineering, pursuant to Rule 5653(c)(4) of the Nasdaq Listing Rules, consisting of 97,297 restricted shares of the Company’s common stock vesting equally over three years. The award is subject to the same terms and conditions as the equity awards to other officers under the Company’s 2015 Omnibus Incentive Plan.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is commercializing its proprietary PowerBuoy technology, which has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology for industries such as oil & gas, maritime security, defense, and telecommunications.

For additional information:

www.oceanpowertechnologies.com
https://www.facebook.com/oceanpowertechnologies/?ref=bookmarks
https://www.linkedin.com/company/413774/
https://twitter.com/OceanPowerTech?lang=en
https://www.instagram.com/oceanpowertechnologies/?hl=en

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

Media Contact:

Marilyn Vollrath

Reputation Partners LLC

Phone: 414-376-8834